UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 8, 2007
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices)     (Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 8, 2007, PolyOne Corporation’s Compensation and Governance Committee of the Board of Directors approved awards of Stock Appreciation Rights and Performance Units under PolyOne’s 2005 Equity and Performance Incentive Plan to key employees of PolyOne, including certain named executive officers. Pursuant to such approval, PolyOne granted the following awards to the named executive officers of PolyOne:

		Number of Targeted
		Performance Units ($)
		(assumes 100%
	Number of Stock	attainment of
Name	Appreciation Rights	performance goals)
Stephen D. Newlin	308,400	1,045,100
Michael L. Rademacher	55,500	188,100
Wendy C. Shiba	63,000	213,800
Kenneth M. Smith	58,500	198,400
W. David Wilson	88,200	298,800
     Stock Appreciation Rights have a term of seven years and a base price equal to $6.585. Stock Appreciation Rights vest in 1/3 increments when the market price per share of PolyOne’s common shares for three consecutive days reaches $7.24, $7.90 and $8.56, respectively, provided that they will not vest earlier than one year after the date of grant. Upon exercise, Stock Appreciation Rights will be settled in PolyOne common shares.
     Performance Units are earned based upon the achievement, over a three-year period, of performance goals relating to operating income. Performance Units are denominated, and pay out, solely in cash. PolyOne will enter into award agreements with each of the executive officers named above for the Stock Appreciation Rights and the Performance Units.
     In addition, on March 9, 2007, the Compensation and Governance Committee approved an amendment to the Management Continuity Agreements currently in place with the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer (the “MCA’s”). Pursuant to the approved amendment, Section 4(f) of each of the MCA’s was modified as follows:
“(f)   For purposes of this Agreement, “Good Reason” shall mean:
         (i) except as a result of the termination of your employment pursuant to Paragraph 5 hereof and without your express written consent, (A) one or more changes in your duties, responsibilities, reporting relationships and status that, when considered in the aggregate as compared with your duties, responsibilities, reporting relationships and status immediately prior to a Change of Control, constitute a material demotion, (B) the assignment to you of new duties or responsibilities that, in the aggregate, (1) are materially inconsistent with, and (2) materially and adversely change, your positions, duties, responsibilities, reporting relationships and status as in effect immediately prior to a Change of Control, (C) a reduction in your annual Base Salary or target annual incentive amount, (D) the failure to continue your health, welfare and retirement benefits, perquisites, vacation policy, fringe benefits, long-term incentive compensation programs, and relocation benefits and policies (including indemnification against loss on the sale of your residence in connection with your relocation) on either a substantially similar basis or

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with substantially similar aggregate economic value, as compared with immediately prior to a Change of Control, (E) the Company requires that you change the principal location of your work, which results in an additional commute of more than 50 miles, or (F) the Company requires you to travel away from your office in the course of discharging your responsibilities or duties at least one-third more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison) than was required of you for the calendar year immediately preceding the Change of Control;
     (ii) the failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Paragraph 11 hereof;
     (iii) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 6 hereof; or
     (iv) your election to terminate your employment with the Company for any reason during the 30-day period immediately following the first anniversary of the first occurrence of a Change of Control.
     In order to have Good Reason, you must give the Company a Notice of Termination satisfying the requirements of Paragraph 6, except with respect to (iv) above, within 60 calendar days of the occurrence of the event that constitutes Good Reason. For purposes of subsections (i)(A), (i)(B) and (i)(D) of subparagraph 4(f), Good Reason shall exist only if the Company fails to remedy the event or events constituting Good Reason within (x) 90 calendar days after receipt of the Notice of Termination from you, if the Notice was received by the Company within 90 calendar days after a Change of Control, or (y) 30 calendar days, for all other Notices. For purposes of subsection (i)(C) of subparagraph 4(f), Good Reason shall exist only if the Company fails to remedy the event or events constituting Good Reason within five business days after receipt of the Notice of Termination from you.”

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 14, 2007

POLYONE CORPORATION
By:	/s/ Wendy C. Shiba
	Name:	Wendy C. Shiba
	Title:	Senior Vice President, Chief Legal Officer and Secretary

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